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Exhibit 99(a)(1)(F)

RECOMMENDED TENDER OFFER
To
THE SHAREHOLDERS
for all shares and
all American Depositary Shares evidenced by
American Depositary Receipts
of
TDC A/S
submitted by
Nordic Telephone Company ApS

        THE OFFER PERIOD WILL EXPIRE AT 06.01H CENTRAL EUROPEAN TIME, 00.01H NEW YORK CITY TIME ON 12 JANUARY 2006, UNLESS EXTENDED (THE "OFFER PERIOD"). HOLDERS OF TDC SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Nordic Telephone Company ApS (the "Bidder") to act as Dealer Manager in connection with the Bidder's offer to purchase for cash all of the (i) shares (the "Shares") and (ii) American Depositary Shares ("ADSs" and, together with the Shares, the "TDC Securities"), each representing one-half of one Share and represented by American Depositary Receipts ("ADRs") of TDC A/S, a public limited liability company organized under the laws of Denmark (the "Company"), at a purchase price of DKK382 per Share and the U.S. dollar equivalent of DKK191 per ADS, respectively, net to the seller in cash without interest thereon subject to adjustment and upon the terms and subject to the conditions as described in the Offer Document, dated 2 December 2005 (the "Offer Document"), and in the related Form of Acceptance and Letter of Transmittal (as defined in the Offer Document) (which, as amended from time to time, together constitute the "Tender Offer") enclosed herewith. Holders of ADSs whose ADRs are not immediately available or who cannot deliver their ADRs and all other required documents to the U.S. Settlement Agent (as defined below) prior to the expiration of the Offer Period, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their ADSs evidenced by ADRs according to the guaranteed delivery procedures set forth in Section 4 of the Offer Document.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

        Enclosed herewith for your information and, as relevant, for forwarding to your clients are copies of the following documents:

1.
The Offer Document, dated 2 December 2005.

2.
The Letter of Transmittal to tender ADSs for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender ADSs.

3.
The Notice of Guaranteed Delivery.

4.
A printed form of letter which may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Tender Offer.

5.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.
A return envelope addressed to Mellon Investor Services LLC (the "U.S. Settlement Agent").

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL EXPIRE ON 12 JANUARY 2006 (06.01H CENTRAL EUROPEAN TIME, 00.01H NEW YORK CITY TIME) UNLESS THE OFFER PERIOD IS EXTENDED.

        THE TENDER OFFER CANNOT BE ACCEPTED IN RESPECT OF SHARES BY MEANS OF A LETTER OF TRANSMITTAL. A FORM OF ACCEPTANCE FOR ACCEPTING THE TENDER OFFER IN RESPECT OF SHARES CAN BE OBTAINED FROM THE DANISH SETTLEMENT AGENT (AS EACH SUCH TERM IS DEFINED IN THE OFFER DOCUMENT).

        The Board of Directors (as defined in the Offer Document) has recommended that TDC's shareholders accept the Tender Offer.

        In order to take advantage of the Tender Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees and other required documents should be sent to the U.S. Settlement Agent, and (ii) either ADRs representing the tendered ADSs should be delivered to the U.S. Settlement Agent, or such ADSs should be tendered by book-entry transfer into the U.S. Settlement Agent's account maintained at the Book-Entry Transfer Facility (as described in the Offer Document), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer Document.

        If holders of ADSs wish to tender, but it is impracticable for them to forward their ADRs or other required documents on or prior to the expiration of the Offer Period or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 4 of the Offer Document.

        The Bidder will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Managers, the U.S. Settlement Agent and Innisfree M&A Incorporated (the "Information Agent") (as described in the Offer Document)) for soliciting tenders of ADSs pursuant to the Offer. The Bidder will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Bidder will pay or cause to be paid any stock transfer taxes payable on the transfer of ADSs to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        The Dealer Manager is not making any recommendation to the shareholders of the Company as to whether to tender or to refrain from tendering their Shares or ADSs. Holders of Angel Securities must make their own decision as to whether to tender their Shares or ADSs with their brokers or other financial and tax advisers.

        Inquiries you may have with respect to the Tender Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer Document. Additional copies of the enclosed materials may be obtained from the Information Agent.

                        Very truly yours,
                        J.P. Morgan Securities Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE BIDDER, THE DEALER MANAGER, THE COMPANY, THE U.S. SETTLEMENT AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.

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RECOMMENDED TENDER OFFER To THE SHAREHOLDERS for all shares and all American Depositary Shares evidenced by American Depositary Receipts of TDC A/S submitted by Nordic Telephone Company ApS